Form of Note

OCWEN FINANCIAL CORPORATION
Senior Secured Notes due 2027

No. [ _________ ]	Issuance Date: March 4, 2021
$[ ___________ ]
FOR VALUE RECEIVED, the undersigned, Ocwen Financial Corporation (herein called the “Company”), a corporation organized and existing under the laws of Florida, hereby promises to pay to [______________________], or registered assigns, the principal sum of [__________] DOLLARS on March 4, 2027 (the “Maturity Date”). Interest (computed on the basis of a 365 or 366-day year) shall accrue on the unpaid principal balance hereof at the rate of (i) 12.00% per annum in respect of interest paid in cash and (ii) 13.25% per annum in respect of PIK Interest (as defined below), in each case from the date hereof until the principal hereof shall have been paid in full, with such interest payable quarterly on the last Business Day of each March, June, September and December (the “Interest Payment Date”) in each year, commencing March 31, 2021, and on the Maturity Date. On each Interest Payment Date (other than the Maturity Date), the Company shall be permitted to either (a) pay the full amount of interest for such interest period on the unpaid principal balance hereof entirely in cash to the Holder of the Note or (b) if the Company shall have delivered written notice to such Holder of its intention to do so at least five (5) Business Days in advance of the Interest Payment Date, (i) pay interest for such interest period on all or a portion of the unpaid principal balance hereof by capitalizing an amount equal to the product of (x) 13.25% multiplied by (y) the quotient of (A) the number days in such interest period over (B) the number of days in such calendar year multiplied by (z) the unpaid principal balance hereof for which PIK Interest has been elected (the “PIK Interest”) on such Interest Payment Date by issuing a new Note in an aggregate principal amount equal to the amount of PIK Interest payable on such Interest Payment Date and (ii) pay interest for such interest period on all or a portion of the unpaid principal balance hereof in cash on such Interest Payment Date in an amount equal to the product of (x) 12.00% multiplied by (y) the quotient of (A) the number days in such interest period over (B) the number of days in such calendar year multiplied by (z) the unpaid principal balance hereof for which cash interest has been elected, provided, however, that (i) the Company shall make the same interest election ratably with respect to all then-outstanding Notes on each Interest Payment Date and (ii) with respect to Interest Payment Dates occurring after March 4, 2022, the Company shall pay interest in cash on outstanding Notes on each Interest Payment Date in an aggregate amount at least equal to the lesser of (x) 7.00% per annum (determined based on the aggregate amount of Notes outstanding) and (y) the total Unrestricted Cash of the Company and its Subsidiaries less the greater of (i) $125,000,000 and (ii) the minimum liquidity amount required by any Agency. Following an increase in the principal amount of this Note as a result of PIK Interest, this Note shall bear interest on such increased principal amount from and after the date of such increase. On the Maturity Date, all interest on this Note shall be paid solely in cash. At any time when an Event of Default has occurred and is continuing, all amounts outstanding under this Note shall bear interest at 2.00% per annum above the interest rate otherwise applicable thereto, with such additional amounts required to be paid in cash on each Interest Payment Date and on demand.
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Payments of principal of, interest (other than PIK Interest) on and any Make-Whole Amount owing pursuant to the Note Purchase Agreement shall be made in lawful money of the United States of America on the terms set forth in Section 14 of the Note Purchase Agreement.
This Note is one of the Notes (herein called the “Notes”) issued pursuant to the Note and Warrant Purchase Agreement, dated as of February 9, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Company, the Purchasers signatory thereto and the Collateral Agent named therein and is entitled to the benefits thereof. Each Holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note that shall be issued and evidenced in electronic form (in “portable document format” (“.pdf”) form or any other electronic form) and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional and mandatory redemption, in whole or from time to time in part, at the times and on the terms (including with respect to the required payment of any applicable Make-Whole Amount) specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and the Obligations are accelerated pursuant to Section 12.1 of the Note Purchase Agreement, the principal of this Note shall become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such State.
OCWEN FINANCIAL CORPORATION
By:
Name:
Title: